Exhibit 2.2

DEFINITIVE CERTIFICATE NUMBER 000001	COVERS 10,907’654,240 SHARES

ORDINARY NOMINATIVE

NO: 0000000000000001

AL: 0000010907654240

CEMEX, S.A.B. DE C.V.

“B” SERIES

VARIABLE CAPITAL

DOMICILE MONTERREY, N.L.	DURATION: INDEFINITE

THIS CERTIFICATE IS ISSUED FOR DEPOSIT IN ADMINISTRATION AT S.D. INDEVAL INSTITUCIÓN PARA EL DEPÓSTIO DE VALORES, S.A. DE C.V. IN TERMS AND FOR THE PURPOSES OF ARTICLE 282 OF THE SECURITIES MARKET LAW, COVERING 10,907’654,240 ORDINARY NOMINATIVE SHARES, SUBSCRIBED, FULLY PAID AND RELEASED, WITHOUT PAR VALUE, OF SERIES "B", OF 12,921,795,001 SHARES REPRESENTING THE TOTAL OF SAID SERIES, REPRESENTATIVE OF THE VARIABLE CAPITAL OF CEMEX, S.A.B. DE C.V.

CEMEX, S.A.B. DE C.V. was incorporated by means of Public Deed No. 94 dated May 28, 1920, executed in the presence of Mr. Carlos Lozano, a Notary Public who practiced in the city of Monterrey, Nuevo Leon, whose testimony was registered in the Public Registry of Property and Commerce of the same city under No. 21, folios 157 to 186, Volume 16, Book 3, Second Assistant, Commerce Section, dated June 11, 1920. CEMEX, S.A.B. de C.V. has had several name changes, the most current one being the one recorded in Public Deed No. 35,211 dated April 27, 2006, granted before Mr. Francisco Garza Calderón, Notary Public Number 75, practicing in the First Registry District in the State of Nuevo León, whose testimony was registered in the Public Registry of Property and Commerce of the State of Nuevo León on July 5, 2006, in electronic commercial folio No. 532 *9, in which, among other things, the Company's Bylaws were amended to adopt the provisions of the Securities Market Law, thus acquiring the name of CEMEX, S.A.B. de C.V.

Through the Extraordinary General Meeting of Shareholders held on March 26, 2015, the amendment of Articles 4, 7, 13, 17, 18, 19, 22 and 29 of the Company's Bylaws was approved. The relative deed was protocolized by means of Public Deed No.11,387 dated March 26, 2015, granted before Mr. Ignacio Gerardo Martínez González, Notary Public Holder of Notary Public Office No.75 with exercise in the First Registry District in the State of Nuevo León, whose first testimony was registered in the Public Registry of Property and Commerce of the State of Nuevo León on April 29, 2015, in the electronic commercial folio No.532*9.

MONTERREY, N.L., January 29, 2020

ROGELIO ZAMBRANO LOZANO Facsimile for the purposes of Article 125, section VIII, of the General Law on Commercial Companies DIRECTOR	FERNANDO ÁNGEL GONZALEZ OLIVIERI Facsimile for the purposes of Article 125, section VIII, of the General Law on Commercial Companies DIRECTOR

CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 158 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 157 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 156 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 155 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020
CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 154 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 153 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 152 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 151 DEFINITIVE CERTIFICATE NO. 000001 COVERS 10,907’654,240 SHARES SERIES “B” JANUARY 29, 2020
CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 150 DEFINITIVE CERTIFICATE	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 149 DEFINITIVE CERTIFICATE	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 148 DEFINITIVE CERTIFICATE	CEMEX, S.A.B. DE C.V. NOMINATIVE CUPON No. 147 DEFINITIVE CERTIFICATE

---- ARTICLE 5. NATIONALITY. This Company is Mexican. Any foreigner who in the incorporation date of this Company has acquired or in the future shall acquire an interest or participation in the Capital Stock of the Company, shall be considered for this sole act as Mexican, it being understood that said party has agreed not to seek the protection of its government, under penalty of losing said interest or participation in favor of the Republic of Mexico. This article shall be inserted in its entirety on the share certificates issued by the Company. This Company received authorization from the Mexican Ministry of Foreign Affairs under Permit Number 267, dated February 4, 1927, in accordance with the Organizational Law of Section I of Article 27 of the Constitution and its Regulations.

---- ARTICLE 7. ACQUISITION OF OWN SHARES AND MEASURES TO LIMIT THE SHAREHOLDING OWNERSHIP.- I.- The Company may acquire shares representing its own Capital Stock or credit instruments representing them, as well as optional instruments or financial derivative instruments which may be liquidated in kind that have such shares or credit instruments underlying in accordance with the terms and conditions indicated by the applicable Law. The shares or credit instruments that represent such shares that belong to the Company, or, the shares issued but not subscribed maintained in the Treasury, may be placed among the public investors in accordance with the dispositions of the applicable law. So long the shares are the property of the Company, they may not be represented nor voted in the Shareholders’ Meetings, and no social or economic rights of whatever nature may be exercised.

-- II.- (A).- For purposes of these by-laws, the following definitions shall apply, whether in their singular or plural form: --- -- “SHARES”: the ones that represent the Capital Stock of the Company; any type of certificate or receipt referred to the shares representing the Capital Stock of the Company; as well as any other security, credit instrument or document that refers to or permits the exercise of, the vote of the corresponding shares representing the Capital Stock of CEMEX, S.A.B. de C.V. --- “CONSORTIUM”: shall have the meaning established by the Mexican Securities Market Law. --- “RELATIVE”: person or persons that with respect to each other, have family relationship by consanguinity, affinity or civil, up until the fifth degree in a straight or collateral line, the spouse, concubine and concubinary. --- “ENCUMBRANCE”: pledges, seizures, trusts (or equivalent figures under foreign Law), or any act or transaction that in any form, limits, restricts or affects, the implicit rights of the Shares. --- “GROUP OF PERSONS”: shall have the meaning established by the Mexican Securities Market Law. --- “CORPORATE GROUP”: shall have the meaning established by the Mexican Securities Market Law. --- “RELATED PARTY”: shall have the meaning established by the Mexican Securities Market Law. --- “HOLDING”: the ownership, possession or holding of Shares or the possibility of instructing or exercising the right to vote. ---

“TRANSACTION”: Any agreement, contract, unilateral declaration, stipulation, arrangement and any act that creates, transmits, modifies or extinguishes obligations, including, enunciatively but not limited to, all acts or facts that give or may give place to any exercise or instruction to exercise the voting rights, or if the ownership, possession or holding of the Shares may be obtained or is obtained. ---

-- Any Transaction or Encumbrance that may result or results in a direct or indirect possibility, to acquire or exercise the right to vote regarding the Shares that represent a 2% or more of the Capital Stock of the Company, shall be subject to the prior authorization of the Board of Directors. The Board of Directors must decide, within a period of 90 (ninety) calendar days from the reception of the written application directed to the President or Secretary of the Board. The application must be in written form and must contain the following information: (i) name, social denomination of the participant(s) in the Transaction or Encumbrance and the Shares whose Holding they have on the date of the application, (ii) in the case of a Group of Persons, Corporate Group, Consortium, Related Parties or Relatives, provide the details of all the persons involved, indicating their name, social denomination and Shares each holds, as well as who shall exercise the social and economic rights, (iii) description of the Transactions or Encumbrances, and (iv) in the event that the Transaction or Encumbrance is made indirectly through agents, brokers, trusts or similar figures under any law or third parties; it must be indicated who or whom are the effective beneficiaries and who or whom will exercise or will instruct to exercise the voting rights. The Board of Directors, in order to resolve the applications, shall consider the following criteria: a) if it involves Transactions or Encumbrances of qualified investors or institutions in which the public investors participate; b) if it involves acquisitions that aim to make portfolio investments with speculative purposes, that could affect stock prices; or if it is intended to accumulate significant amounts of Shares in a way that the number of Shares outstanding is reduced and that the marketability may be affected; c) the likelihood of the participants in the Transactions or Encumbrances exercising a significant influence or being able to obtain control (as these terms are defined in the applicable law); d) if all the legal dispositions and the by-laws have been observed, and the persons who wish to participate in the Transactions or Encumbrances have not incurred in any violation of the Law or bylaws or have not complied with applicable Law or by-laws; e) if the persons involved in the Transactions or Encumbrances are competitors of the Corporate Group to which the company belongs, are persons or legal entities participating in companies, entities or persons that are competitors of the Corporate Group to which it belongs and there is a risk of affecting the process of fair competition or there could be an access to confidential and privileged information; f) the moral and economic solvency of the participants; g) the protection of the rights of minorities and workers of the Company and its subsidiaries; and h) maintain an adequate base of investors. If the Board of Directors authorizes the application, the Transaction or Encumbrance shall be done during the next 10 (ten) days following notification from the Board of such authorization. If done afterwards, the authorization shall be null.

---If after making the Transaction or Encumbrance the Holding of Shares is reduced, in order to make a new Transaction or Encumbrance, a new application must be made, unless the Board had authorized the possibility of multiple Transactions or Encumbrances over a time frame. When the Transaction or Encumbrance had been authorized on the basis of false or incorrect information or information had been withheld, the voting rights corresponding to the Shares related to the Transaction or Encumbrance will not be able to be exercised.

--Issued Class Shares, as the case may be, shall conform one or several Series with its respective sub-series, each Series shall be identified with two letters of the alphabet, one of which shall be “A”, “B” or “N”, respectively and depending on whether its Holding is reserved in the terms of these by-laws with respect to the Series “A”, common ordinary Capital, are of free subscription in the terms of these by-laws with respect to the Series “B” of the common ordinary Capital Stock, or in its case, are considered as neutral investment under which they shall also have free subscription; and the other letter shall be used to distinguish them from the shares representing the common ordinary Capital Stock and the other Classes that conform the Capital Stock, attaching a progressive number for each subseries issued.

-- In the event of a Capital Stock increase, the Shareholders’ Meeting may extend, limit or deny the shareholders the preemptive right to subscribe in proportion to their participation in the common ordinary Capital Stock or in the capital represented by Class Shares, the shares that in either case are issued. When applicable, the proportion shall be determined considering only the participation in the issued Capital Stock and the preemptive rights may only be exercised with respect to the same class of Shares that are held by the shareholder and within the (15) fifteen days following the publication of the resolution of the respective Shareholders’ Meeting, the publication shall be made in the terms provided in these by-laws for the calls for Shareholders’ Meetings. The preemptive right to subscribe shall not be applicable to Capital increase through public offers or through the issuance of own shares previously acquired by the Company.

-- The Shareholders shall also have the right to receive the shares that are issued by means of capitalization of reserves or profits, in the understanding that the shares issued under this concept shall correspond proportionately to all issued Shares. The Shareholders’ Meeting shall determine the nature or class of shares that will represent the Capital increase by the capitalization of reserves or profits and only those Shareholders holding common ordinary shares or Class Shares, depending on which of them are being issued, shall share the right of receiving the shares so issued in the proportion of their Holdings in the issued ordinary common Capital Stock or of Class, respectively.

-- The Company may issue unsubscribed shares kept in treasury, to be subscribed afterwards by the public investors, in accordance with the applicable Laws.

-- The shareholders of the variable part of the Capital Stock of the Company shall not have withdrawal rights.

-- The Company shall keep a Book, which shall be authorized by the Chairman or Secretary of the Board of Directors or by any other officer designated by the Board of Directors for this purpose. All notes relating to the registration of increases and decreases of the Capital Stock in its Variable portion shall be kept in this Book.

----ARTICLE 10. SHARE REGISTRY AND SIGNIFICANT PARTICIPATIONS.- The Company shall have a Share Registry that must contain: a).- The name, nationality, and address of the Shareholder, as well as the indication of the shares belonging to him, indicating their number, series, class, and other distinctions; b).- The indication of the payments made; c).- Any encumbrances over the Shares, as well as of the rights incorporated in them, the limitations of domain, and transfers made. The Registry must also comply with the provisions established in the applicable law and with Article 7 of these by-laws. The Company shall consider the person inscribed in the Registry, referred to in this article, as owner of the shares. To this effect, the Company must record in such Registry, when requested by any entitled person, the transfers, limitations, or liens imposed on them. In case the Shares or certificates that represent them were deposited in an authorized Institution for the Deposit of Securities, the register shall be made in accordance with the applicable law and with the by-laws. The persons who, in any way and in accordance with the criteria set forth in numeral II of Article 7 of these by-laws, obtain a participation of 5%, 10%, 15%, 20%, 25% or 30% must inform the Company within a period of 5 (five) working days following the day in which such percentage of ownership is reached. For purposes of calculating such percentages, numeral II of article 7 of these by-laws shall apply. In the case of Corporate Groups, Groups of Persons, or Consortiums, the obligation to notify applies to all the persons that are considered members of such groups.

-- The notice given to the Company, referenced in this Article, shall include the name of the person or persons that have the holding and the rights or faculties acquired, the authorization from the Board in those cases described in Article 7 of these by-laws, and the information needed to identify the persons for which the Shares are grouped for Ownership.

--In case of non-compliance with the provisions of this Article, regarding notices of significant participations, the corresponding Shares shall not be represented in the Share holders’ Meeting. The Company shall keep a registry of significant participations, in which names, nationality and domicile of the persons whose names are in the share certificates or respective certificates, as well as the relation, agreement or arrangement that exists between them and the information necessary in order to verify the compliance of these bylaws, shall be registered. Only those who are registered may represent the respective shares in the Shareholders’ Meeting. The shareholders must, additionally, comply with what the applicable law establishes regarding acquisitions of securities subject to disclosure and disclosure of contracts and agreements between shareholders. In order to comply with the obligations to notify, this Article shall apply. Only those that have complied with these by- laws and the applicable law shall be able to exercise or instruct the exercise of the corresponding voting rights. In case of non-compliance with what is stated in these by- laws, the notes or registries in the Registry of Shares shall not take place and all the transactions made by an institution for the deposit of securities shall have no legal effect whatsoever.

----- ARTICLE 14. ATTENDANCE TO THE SHAREHOLDERS’ MEETINGS.- In order to attend and participate in the General Meetings of Shareholders, the Shareholders with the right to vote shall deposit their shares at the corporate offices, in a Credit Institution or Institution for Securities Depository (Institución para Depósito de Valores) through a broker in the securities market in accordance with the Mexican Securities Market Law (Ley del Mercado de Valores). The Certificate of Deposit and, as the case may be, the list of Owners issued by the broker shall be delivered in the office of the Secretary of the Company at least 48 hours prior to the time set for the Meeting. In addition, it is necessary to observe the dispositions of Articles 7 and 10 of these by-laws regarding the Shares intended to be represented in the Meeting. The Secretary, in exchange for the aforesaid certificate of deposit, shall list, and after verifying the compliance with the by-laws

-- II.- (B).- Any Transaction or Encumbrance that results or may result in a participation equal or greater than 30% of the Capital Stock of the Company, shall oblige, without taking into account whether the participants in the Transaction or Encumbrance wish or not to acquire control, the execution of a forced public offer for the acquisition of the totality of the Shares representing the Company’s Capital Stock.

-- In the event that the requirements described in numeral II of this Article are not met or exceed the participations indicated in the paragraphs A and B, the persons involved therein shall not be entitled to exercise the voting rights corresponding to the total of the Shares whose Holding was obtained or is currently obtained, and therefore, such Shares shall not be taken into account for the determination of the quorum of attendance and voting in the Shareholders’ Meetings, nor shall the records in the shareholder ledger be done and there shall be no effects of the Registry done by the Institute for the Deposit of Securities.

-- In order to determine if a specific situation is within numeral II of this Article, the following considerations and criteria shall apply and all the Shares whose Holding is obtained, shall be obtained, or is currently obtained by virtue of any Transaction or Encumbrance, shall be taken into account (the calculation shall be made regarding the number of shares directly representing the Capital Stock of the Company).

-- 1.- It does not matter if the Transaction or Encumbrance is made abroad.

-- 2.- A single Holding shall be considered regarding each of the participants in the Group of Persons, Corporate Group, Consortium, each Related Party, and each Relative.

-- 3.- Each Transaction or Encumbrance that may result in obtaining a 2% or more of the Capital Stock must be submitted to authorization.

-- 4.- In case of Trusts established by the Company for the issuance of ordinary participation certificates to be offered to the public investors, the fiduciary institution shall not be subject to numeral II of this Article or Article 10 of these by- laws.

-- 5.- For the interpretation of these by-laws, the applicable law shall be taken into account.

---- ARTICLE 8. MODIFICATIONS TO THE CAPITAL STOCK.- To increase or decrease the Capital Stock and amortize issued shares with undistributed profits, except in accordance with the provisions of Article 7 of these by-laws, the following procedure shall be followed: The Fixed Capital Stock shall only be increased or decreased by resolution of the General Extraordinary Shareholders’ Meeting, and such Meeting shall also authorize the amortization of issued shares representing this part of the Capital Stock with distributable profits and the amendments to the limits of the Variable Capital. The Variable Capital Stock shall be increased or decreased by resolution of the General Ordinary Shareholders’ Meeting, and such Meeting shall also resolve about the amortization of issued Shares representing this part of the Capital Stock with distributable profits; in the event of a Capital increase in its Variable part, the Meeting may delegate to the Board of Directors the authority to determine the terms and conditions under which it shall proceed to the issuance, exhibit and subscription of the respective shares, which once issued and while subscribed shall be held by the Treasury of the Company. In the event of a capital reduction in the Variable part of its Capital Stock, the Board of Directors, in accordance with applicable legal provisions, may fix the terms and conditions for its implementation. The amortization of Shares with distributable profits shall be done in accordance with the terms instructed by the Law. The minutes of the General Ordinary Shareholders´ Meetings that approve increases or decreases in the variable portion of the Capital Stock must be notarized, except in the cases where the increases and decreases are the result of the repurchase of shares.

-- In the terms of the applicable law, the Company may increase its Capital Stock by the issuance of non-voting shares, shares with other limitations or preferred corporate rights, or shares with preferred or limited vote. The issuance of the shares mentioned in this paragraph shall not exceed the percentage of the Capital Stock established by the applicable Law and may be part of the Fixed or Variable portions of the Capital Stock.

--The non-voting shares shall not be counted for purposes of determining the attendance or voting quorums at the Shareholders’ Meetings, while the shares with limitations on other corporate rights, or of restricted vote, shall only be counted to determine the attendance and voting quorums in the Shareholders’ Meetings held to deal with any matters in which such shares have a voting right.

regarding Articles 7 and 10, shall issue a deposit voucher that certifies the shareholders’ standing as such and the number of shares represented. Said voucher shall authorize the person to whom it has been issued to attend the Meeting. The deposited shares or respective certificates shall only be returned to the Shareholders when the Meeting has been concluded, and in exchange for the voucher issued by the Secretary. The Secretary shall have the documents referred to herein, at the disposal of the Tellers appointed to act as such at the respective Meeting, so that, at the end of the respective registration period, they may prepare the Attendance List of the Shareholders who have right to attend that Meeting.

---- ARTICLE 15. SHAREHOLDERS’ REPRESENTATION. - Every Shareholder has the right, subject to compliance with these by-laws, to attend the Meetings, personally or through a legal representative. In this case, the legal representative shall validate its personality through Proxy granted in accordance with the forms created by the Company and that shall be at the disposal of the shareholders, including the brokers in the Stock Exchange, during the term indicated by the Law. The forms shall contain the following requirements: (a) clearly name the Company and the Agenda without being able to include under the title “General Matters”, the items referred to by the applicable law, and (b) a space for including the instructions for exercising the Power of Attorney indicated by the grantor of such Power of Attorney.

-- The Secretary of the Board of Directors shall verify that this Article is observed and shall inform the Meeting thereof.

---- ARTICLE 18. VOTING RIGHTS AND QUOROUM OF THE SHAREHOLDERS’ MEETINGS. - In all Meetings, each common ordinary share shall be entitled to one vote. This principle shall be subject to applicable legal provisions and to the provisions of these by-laws, with exception to those cases of shares temporarily re-acquired by the Company as referred to in numeral I of Article 7; to the non-voting shares, as well as to, or with the limitation to other corporate rights, and any shares with limited vote in accordance with the applicable law and the resolutions of the Shareholders’ Meeting in which its issuance has been approved; as well as to those cases contemplated by numeral II of Article 7 and Article 10 of these by-laws. In all Ordinary Shareholders’ Meetings, the resolutions shall be valid with the affirmative vote of the majority of the votes of the votingshares present thereat. In the Extraordinary Shareholders’ Meetings, the resolutions shall only be valid if approved by the affirmative vote of the voting-shares representing at least (50%) fifty per cent of the Capital Stock with voting rights, except in the case of amendments to Articles 7 (except for the acquisitions of own shares), 10, and 22, in which it shall be required to obtain approval of (75%) seventy-five percent of the voting shares as well as those cases that in accordance with the Law, require a special quorum. It shall be left to the Tellers, who shall sign the respective minute, to verify that the quorums so indicated are complied with. The Shareholders, Owners of shares with voting rights, including in a limited or restrictive form, that represent at least 20% of the Capital Stock subscribed and paid, shall have the right to judicially oppose to the resolutions of the General Meetings, regarding those items where they have voting rights, whenever the provisions stated in applicable law, for these purposes, are observed.

---- ARTICLE 42. CANCELLATION OF LISTING ON THE NATIONAL REGISTER OF SECURITIES.- In the event that the Company requests the cancellation of the listing of its shares on the Securities Section of the National Register of Securities, the prior approval of the General Extraordinary Shareholders’ Meeting, with the favorable vote of the shares, with or without voting rights, that represent 95% of the Company’s Capital Stock, shall be required. It shall also be necessary to make a public tender offer, which shall be made at the price, terms and conditions established by the Law or determined by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) through its regulations.

-- The Company shall create a trust, for a period of at least six month as of the date of such cancellation, with enough funds to purchase, at the same offered price, the shares of those investors who did not tender at such offer.

-- The Board of Directors shall inform to investors and the public, through the stock exchanges where the Company’s securities are traded and in compliance with the conditions established by such stock exchanges, its opinion with respect to the price of the offer.

I assign the rights of this Certificate in favor of
Domicile:
Nationality:	Date:
Register No:.	Date:

I assign the rights of this Certificate in favor of
Domicile:
Nationality:	Date:
Register No:.	Date:

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